Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of October 8, 2008 is among DARLING INTERNATIONAL INC., a Delaware corporation (the "Borrower"), each of the lending institutions which is a party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (the "Administrative Agent").

RECITALS:

Borrower, the Administrative Agent and the lending institutions party thereto have entered into that certain Credit Agreement dated as of April 7, 2006 (as amended by that certain First Amendment to Credit Agreement dated May 9, 2006 and that certain Letter Agreement dated as of February 9, 2007, the "Agreement").  Borrower, the Administrative Agent and the lenders party hereto now desire to amend the Agreement as herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

ARTICLE 1.

Definitions

Section 1.1. Definitions.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE 2.

Amendments

Section 2.1. Amendment to Section 6.04(d).  Clause (d) of Section 6.04 is amended in its entirety to read as follows:

(d)           Investments among the Borrower and its Subsidiaries; provided that the sum of: (i) the aggregate amount of Investments by Loan Parties in or for the benefit of Subsidiaries that are not Loan Parties (including any such Investments described on Schedule 6.04 and any such Investments outstanding at a time when a Subsidiary is designated as an Unrestricted Subsidiary in accordance with the definition thereof) plus (ii) the aggregate amount of advances made under the permissions of Section 6.04(t) shall not exceed $10,000,000 at any time outstanding;

Section 2.2. Amendment to Section 6.04(q).  Clause (q) of Section 6.04 is amended in its entirety to read as follows:

(q)           The purchase, holding or other acquisition of Equity Interests in Persons who, after giving effect to such Investment will not be a Subsidiary, as long as:

(i)           no Default exists or would result at the time such Investment is committed to be made and no Significant Default exists or would result at the time such Investment is actually made (and for purposes hereof, a "Significant Default" shall means any Event of Default arising under Section 8.01 other than:

(A)           an Event of Default under clause (e) of such Section arising as a result of the failure to comply with any of the covenants covered thereby except the covenants in Section 5.01(a), (b) and (c) (an Event of Default arising under Section 8.01 (e) as a result of the failure to comply with Section 5.01(a), (b) or (c) being a "Significant Default"); and

(B)           an Event of Default under clause (c) of such Section arising as a result of false representations, warranties or certifications if such representations, warranties or certifications relate to the subject matter of the covenants excluded as a Significant Default under clause (A) above (an Event of Default arising under Section 8.01 (c) as a result of other false representations, warranties or certifications being a "Significant Default"))

provided that an Event of Default arising under clauses (c) or (e) of Section 8.01 shall be a Significant Default if the Required Lenders shall have determined that the breach of the applicable covenant or the false representation, warranty or certification has had or is reasonably likely to have a Material Adverse Effect and shall have notified the Borrower of such fact; and

(ii)           after giving pro forma effect to each such Investment, the Leverage Ratio is less than 2.00 to 1.00, as calculated:  (A) for the most recent four (4) fiscal quarter period then ended on a pro forma basis as if the Investment had occurred as of the first day of such period, (B) to include any Indebtedness incurred or assumed in connection therewith by the Borrower or any of its Restricted Subsidiaries as if such Indebtedness had been incurred on the first day of such period, (C) to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation and (D) as if any sale of Restricted Subsidiaries or lines of business which occurred during such period occurred on the first day of such period;

    Section 2.3. Additions to Section 6.04.  The word "and" at the end of clause (r) of Section 6.04 is deleted, the period at the end of clause (s) is deleted and "; and" inserted in lieu thereof and a new clause (t) and a last paragraph is inserted to read as follows:

(t)           any advances in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the sum of: (i) the aggregate amount of Investments made or existing under the permissions of Section 6.04(d) by Loan Parties in or for the benefit of Subsidiaries that are not Loan Parties plus (ii) the aggregate amount of advances made under the permissions of this clause (t) shall not exceed $10,000,000 at any time outstanding.

Notwithstanding anything to the contrary contained herein, if any Person in which is an Investment is made pursuant to clause (q) above subsequently becomes or is deemed to be a Subsidiary of the Borrower but is less than wholly owned, such Person shall be deemed to have been simultaneously designated by the Borrower as an Unrestricted Subsidiary without regard to the requirements set forth in clause (d) above and the definition of "Unrestricted Subsidiary".  Any Investment in such Person on the date of such designation shall not be deemed to have utilized any other amounts available under clause (d) above solely as a result of such deemed designation.  Any Investment in such Person after the date of such designation shall be subject to compliance with this Section 6.04.

Section 2.4. Amendment to Section 6.05.  The last proviso in Section 6.05 is amended in its entirty to read as follows:

provided that (i) all Dispositions permitted hereby (other than those permitted by clauses (b), (c), (f), (g), (i), (m) and (n) above) shall be made for fair value and all Dispositions permitted hereby (other than those permitted by clauses (a), (b), (c), (d), (f), (g), (h), (i), (k), (m) and (n) above) shall be made for at least 75% cash consideration and (ii) all Dispositions permitted by clause (n) above shall be made for either (A) fair value and for at least 75% cash consideration or (B) such other consideration as is specified in any buy/sell or similar contractual arrangement entered into with respect to such Investment as long as such arrangement was not entered into at the time of the applicable Disposition.

ARTICLE 3.

Miscellaneous

Section 3.1. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect.  Borrower, the Lenders party hereto and the Administrative Agent agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in law or equity.  For all matters arising prior to the effective date of this Amendment (including, without limitation, the compliance with Section 6.04(q)), the terms of the Agreement (as unmodified by this Amendment) shall control and are hereby ratified and confirmed.

Section 3.2. Reference to Agreement.  Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 3.3. Severability.  Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 3.4. Applicable Law.  This Amendment shall be construed in accordance with and governed by the law of the State of Texas.

Section 3.5. Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the Lenders, the Administrative Agent and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

Section 3.6. Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.  This Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the Borrower and the Required Lenders.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 3.7. Effect of Waiver.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 3.8. Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 3.9. Required Lenders.  Pursuant to Section 10.02(b) of the Agreement, the Agreement may be modified as provided in this Amendment with the agreement of the Required Lenders which means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time (the percentage applicable to a Lender, herein such Lender's "Required Lender Percentage").  For purposes of determining the effectiveness of this Amendment, each Lender's Required Lender Percentage is set forth on Schedule 3.9 hereto.

Executed as of the date first written above.

DARLING INTERNATIONAL INC.

By:   /s/     Brad Phillips
Name: Brad Phillips
Title: Treasurer

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:   /s/   Laura Simmons
Laura Simmons, Senior Vice President

HARRIS N.A.

By:     /s/   Corey Noland
Name: Corey Noland
Title: Vice President

COMERICA BANK

By:     /s/   Donald P. Hellman
Name: Donald P. Hellman
Title: Senior Vice President

U S BANK NATIONAL ASSOCIATION

By:
Name:
Title:

COÖPERATIEVE CENTRALE RAIFFEISEN–BOERENLEENBANK B.A. "RABOBANK INTERNATIONAL", NEW YORK BRANCH

By:     /s/  Rebecca O. Morrow
Name: Rebecca O. Morrow
Title: Executive Director

By:     /s/  James V. Kenwood
Name: James V. Kenwood
Title: Executive Director

CITIBANK TEXAS, N.A.

By:      /s/    Deborah T. Purvin
Name: Deborah T. Purvin
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:    /s/     Frank J. Jancar
Name: Frank J. Jancar
Title: Vice President

COMMERCE BANK, N.A.

By:    /s/  Wayne C. Lewis
Name: Wayne C. Lewis
Title: Vice President

Loan Party Consent

The undersigned Loan Party:  (i) consents and agrees to this Amendment; and (ii) agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Loan Party enforceable against it in accordance with their respective terms.

LOAN PARTIES:

DARLING NATIONAL LLC

By:       /s/    Brad Phillips
Name: Brad Phillips
Title: Treasurer

Schedule 3.9
to
Second Amendment to Credit Agreement

REQUIRED LENDER PERCENTAGE

Lender	Required Lender Percentage Held	Lenders Agreeing to Amendment (insert % from prior column if Lender signs this Amendment then total percentages in this column)
JPMorgan Chase Bank, N.A.	14.29%	14.29%
Harris N.A.	13.14%	13.14%
Comerica Bank	13.14%	13.14%
U.S. Bank National Association	13.14%
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch	13.14%	13.14%
Citibank Texas, N.A.	12.29%	12.29%
KeyBank National Association	12.29%	12.29%
Commerce Bank, N.A.	8.58%	8.58%
TOTAL	100.00%	86.87%